INVESTMENT ADVISORY AGREEMENT
                                     between
                   Virginia Management Investment Corporation
                                       and
                         The London Company of Virginia


         INVESTMENT ADVISORY AGREEMENT (the "Agreement") made this 21st day of September, 1998, by and between Virginia Management Investment Corporation (hereinafter referred to as the "Manager") and The London Company of Virginia
(hereinafter referred to as the "Investment Advisor"), which Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

                                   WITNESSETH

         WHEREAS, the Board of Directors (the "Directors") of the Manager wishes to enter into a contract with the Investment Advisor to render the following services to the Manager:

         To furnish research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments; to place at the disposal of the Manager such statistical information and reports as may be required and, in general, to superintend such portions of the investments of the New Market Fund series (hereinafter the "Fund") of The World Funds, Inc. (hereinafter "TWF") as may be made subject to the oversight of the Investment Advisor by the Manager.

         NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound, the parties agree as follows:

         1. During the term of this Agreement, or any extension thereof, the Investment Advisor will, to the best of its ability, furnish the foregoing services.

         2. As compensation, the Manager will pay the Investment Advisor for its services an annual fee, which fee shall be payable monthly in accordance with the following formula:

                  The amount of such fee shall be one half of the investment management fee received by the Manager on the assets which are subject to the supervision of the Investment Advisor (the "Base Fee") less one half the sum of any reduction in such Base Fee resulting from:

                  a. Any reduction of the fee paid by the Fund on such assets pursuant to any agreement relating to the reimbursement of organizational expenses of the Fund initially advanced by and repayable to the Investment Advisor; or

                  b. Any voluntary reduction of the fee paid by the Fund on such assets, if the voluntary reduction is agreed to by the Investment Advisor in writing in advance of such reduction.

         3. This Agreement shall become effective concurrently with the Investment Management Agreement between the Manager and the Fund, pursuant to the approval of the shareholders of the Fund according to the provisions of the Investment Company Act of 1940 (the "Act").

         4. This Agreement shall continue for a two year period ending [ ], 2000. It may be renewed thereafter for successive periods not exceeding one year only so long as such renewal and continuance is specially approved at least annually by the Director's of TWF or by a vote of the majority of the outstanding voting securities of the Fund as prescribed by the Act and provided further that such continuance is approved at least annually thereafter by a vote of a majority of TWF's Directors, who are not parties to such Agreement or interested persons of such a party, cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisor shall provide the Manager such information as reasonably may be necessary to assist the Directors of TWF to evaluate the terms of this Agreement. This Agreement will terminate automatically without the payment of any penalty upon termination of the Investment Management Agreement or upon sixty days' written notice by the Fund to the Investment Advisor that the Directors of TWF or the shareholders, by vote of a majority of the outstanding voting securities of the Fund, as provided by the act, has terminated the Investment Management Agreement. This Agreement may also be terminated by the Investment Advisor without penalty upon sixty days' written notice to the Fund.

                  This Agreement shall automatically terminate in the event of its assignment or the assignment of the Investment Management Agreement unless its continuation thereafter is approved by the Directors of TWF or the Shareholders of the Fund as hereinbefore provided or as otherwise permitted under applicable laws or regulations unless an exemption is obtained from the U.S. Securities and Exchange Commission from the provisions of the Act pertaining to the subject matter of this paragraph.

         5. Subject to the supervision of TWF's Board of Directors and the Manager, the Investment Advisor will provide a continuous investment program for assets of the Fund under its supervision, including investment research and management with respect to all securities and investments and cash and cash equivalents. The Investment Advisor will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. The Investment Advisor will provide the services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus. The Investment Advisor further agrees that it:

               (a) will conform with all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of any other Federal and State agencies which may now or it the future have jurisdiction over its activities;

               (b) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Investment Advisor will attempt to obtain the best net price and the most favorable execution of its orders.
                    Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Advisor may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research advice and other services, or who sell Fund shares. In no instance will portfolio securities be purchased from or sold to the Investment Advisor or any affiliated person of the
                    Investment Advisor as principal. Notwithstanding the foregoing sentence, the Investment Advisor may arrange for the execution of brokered transactions through an affiliated broker dealer in conformity with policies and procedures for such purpose if, when, and as established by the Board of TWF;

               (c) will provide, at its own cost, all office space and facilities necessary to furnish the foregoing services to the Fund.

         6. It is expressly understood and agreed that the services to be rendered by the Investment Advisor to the Manager under the provisions of this Agreement are not to be deemed exclusive, and the Investment Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Investment Advisor to the Manager under this Agreement and the compensation provided for in Paragraph 2 hereof shall be limited solely to services with reference to the Fund.

         7. The Manager agrees that it will furnish currently to the Investment Advisor all information reasonably necessary to permit the Investment Advisor to give the advice called for under this Agreement and such information with reference to the Fund that is reasonably necessary to permit the Investment Advisor to carry out its responsibilities under this Agreement, and the parties agreed that they will from time to time consult and make appropriate arrangements as to specific information that is required under this paragraph and frequency and manner with which it shall be supplied.

         8. The Investment Advisor shall not be liable for any error of judgement or mistake at law or for any loss suffered by the Manager or the Fund in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Investment Advisor against any liability by reason of willful misfeasance, bad faith, or gross negligence in the performance of duties or by reckless disregard of its obligations or duties under this Agreement.

         9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

         10. Any notice to be given hereunder may be given by personal notification or by first class mail, postage prepaid, to the party specified at the address stated below:

                  a.       To the Manager at:

                           Virginia Management Investment Corporation
                           Post Office Box 8535
                           Richmond, Virginia 23226-0535

                  b.       To the Investment Advisor:

                           The London Company of Virginia
                           Riverfront Plaza, West Tower
                           901 East Byrd Street
                           Richmond, Virginia 23219

                  c.       To the Fund:

                           1500 Forest Ave., Suite 223
                           Richmond, Virginia 23229


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                   VIRGINIA MANAGEMENT INVESTMENT CORPORATION

                                    BY:  /s/ Franklin A. Trice, III
                                         Franklin A. Trice, III
                                         President

                   THE LONDON COMPANY OF VIRGINIA

                                    BY:  /s/ Stephen Goddard
                                         Stephen Goddard
                                         President

Solely for the purpose of evidencing the approval of the effectiveness of this Agreement by the Fund in accordance with Section 15 of the Investment Company Act of 1940, as amended, the Fund has caused this instrument to be executed by the officer designated below as of the day and year first above written.

                                    THE WORLD FUNDS, INC.

                                    BY: /s/ John Pasco, III
                                        John Pasco, III
                                        Chairman